Exhibit 99.1

News Release
For Immediate Release
Contacts:
Manor Care	Carlyle
Steven M. Cavanaugh, Chief Financial Officer	Chris Ullman, Director of Global Communications
419/252-5601	202/729-5399
scavanaugh@hcr-manorcare.com	chris.ullman@carlyle.com

The Carlyle Group Completes Transaction with Manor Care

Temporary Restraining Order Dissolved in Michigan

TOLEDO, Ohio, December 21, 2007 – Manor Care, Inc. (NYSE:HCR) today announced that global private equity firm The Carlyle Group has completed its $6.3 billion acquisition of Manor Care.  Manor Care stockholders will receive $67.00 in cash for each share of common stock owned.  The current Manor Care management team, led by Chairman, President and Chief Executive Officer Paul A. Ormond, will continue to operate the business.  Manor Care also announced that the temporary restraining order filed yesterday in Michigan has been dissolved.
“We are pleased with this successful outcome,” said Mr. Ormond.  “We look forward to working with Carlyle and continuing to provide quality care to our patients and residents.”
Karen Bechtel, Carlyle Managing Director and Global Head of Healthcare, said, “We are pleased to back a high-quality company and management team.  We support Paul Ormond’s strategic vision and support his commitment to quality patient care.”
On October 17, 2007, Manor Care’s stockholders approved the merger agreement at a special meeting, with more than 99 percent of shares present voting for approval.  The number of shares voting to approve the merger agreement represented more than 76 percent of the total number of shares outstanding and entitled to vote.
As a result of this transaction, Manor Care stock will cease trading on the New York Stock Exchange at market close today, December 21, 2007.  Stockholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash, since these conversions will be handled by the bank or broker.  Stockholders who hold certificates can exchange their certificates for $67.00 per share in cash, without interest, through Manor Care’s transfer and paying agent, National City Bank.  National City will send out instructions to registered stockholders in the next several days regarding specific actions stockholders will need to take to exchange their shares for the merger consideration.

Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute services and long-term care.  The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing and rehabilitation centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home care agencies.  The company operates primarily under the respected Heartland, ManorCare Health Services and Arden Courts names.
The Carlyle Group is a global private equity firm with $74.9 billion under management committed to 57 funds.  Carlyle invests in buyouts, venture & growth capital, real estate and leveraged finance in Africa, Asia, Australia, Europe, North America and South America, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, financial services, healthcare, industrial, infrastructure, technology & business services and telecommunications & media.  Since 1987, the firm has invested $37.7 billion of equity in 737 transactions for a total purchase price of $213.1 billion.  The Carlyle Group employs more than 990 people in 21 countries.  In the aggregate, Carlyle portfolio companies have more than $87 billion in revenue and employ more than 286,000 people around the world www.carlyle.com.